Exhibit 99.1

Andrea Guerra Joins Coach Board of Directors

Brings Board Membership to Nine

NEW YORK--(BUSINESS WIRE)--February 5, 2015--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle collections, today announced that Andrea Guerra has been appointed to Coach’s Board of Directors. The appointment of Mr. Guerra to the Board brings the membership to nine.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are extremely pleased that Andrea Guerra has agreed to join our Board. As Coach continues its transformation into a modern luxury lifestyle brand, Andrea's extensive exposure to a wide variety of best-in-class brands and his broad retail and international experience will prove valuable to our team."

Andrea Guerra served as Chief Executive Officer of Luxottica Group S.p.A. (MTA: LUX; NYSE: LUX) from 2004 to 2014. Formerly, Mr. Guerra spent 10 years at Merloni Elettrodomestici, where he was appointed Chief Executive Officer in 2000. In December 2014 he was appointed the Senior Strategic Advisor for Business, Finance and Industry to Italian Prime Minister Matteo Renzi. Mr. Guerra is a member of the Steering Committee of Fondo Strategico Italiano S.p.A. and serves on the Board of Directors of both Amplifon S.p.A. and Ariston Thermo S.p.A.

Upon his appointment, Mr. Guerra said, “I am excited to be joining the Board of Directors of one of the most respected brands in the world. I look forward to supporting Coach and its strategies to transform into a leading luxury lifestyle brand.”

Coach, established in New York City in 1941, is a leading design house of modern luxury accessories and lifestyle collections with a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," “plan,” "should," “believe,” “next,” “develop,” "expect," “confident,” “trends,” “further evolve,” “forward,” “future,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2014 for a complete list of risk factors.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations